Exhibit 99.1

ProAssurance Discloses Credit Exposures

BIRMINGHAM, AL.--(BUSINESS WIRE)--ProAssurance Corporation (NYSE: PRA) today announced it holds the following exposures related to financial institutions recently in the headlines:

Issuer	Amortized Cost and Investment Type
Lehman Brothers	$ 21.6 million senior notes
Federal Home Loan Mortgage Corp.	$ 1.0 million preferred stock
Federal National Mortgage Association	$ 8.9 million preferred stock
AIG and subsidiaries	$ 2.8 million senior debt
Washington Mutual	$ 0.3 subordinated debt

The table reflects our direct holdings of these issues as of the close of business on September 16, 2008. Since August 31, 2008 our external managers have sold $3.0 million of Lehman senior debt and $2.0 million of Washington Mutual subordinated debt. We realized proceeds of $1.3 million on the sale of the Lehman senior debt, and $780,000 on the sale of Washington Mutual subordinated debt. During that period our managers also closed out a 5,000 share position in AIG. The fair value of those shares was $107,450 and we received proceeds of approximately $65,000.

In an effort to further investor understanding of our broadly diversified investment portfolio, which was valued at $3.7 billion at June 30, 2008, we will report our entire portfolio holdings, as of June 30, 2008 and August 31, 2008, on our website www.ProAssurance.com. We intend to provide this detailed portfolio information on our website on a quarterly basis going forward.

About ProAssurance

ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

Caution Regarding Forward-Looking Statements

Any statements in this News Release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

Forward-looking statements relating to our business include, among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

  general economic conditions, either nationally or in our market area, that are different than anticipated;
  regulatory and legislative actions or decisions that adversely affect our business plans or operations;
  inflation, particularly in loss costs trends;
  changes in the interest rate environment;
  performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
  changes in laws or government regulations affecting medical professional liability insurance;
  changes to our ratings assigned by rating agencies;
  the effects of changes in the health care delivery system;
  uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
  the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;
  bad faith litigation which may arise from our handling of any particular claim, including failure to settle;
  changes in competition among insurance providers and related pricing weaknesses in some markets;
  loss of independent agents;
  our ability to purchase reinsurance and collect payments from our reinsurers;
  increases in guaranty fund assessments;
  our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
  the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;
  changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board;
  changes in our organization, compensation and benefit plans; and
  our ability to recruit and retain senior management.

You should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

CONTACT:
ProAssurance Corporation
Frank B. O’Neil, 800-282-6242 or 205-877-4461
Sr. Vice President,
Corporate Communications & Investor Relations
foneil@ProAssurance.com